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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)         January 29, 2008
                                                    ---------------------------


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
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               (Exact Name of Registrant as Specified in Charter)


       New York                    1-4858                   13-1432060
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(State or Other Jurisdiction     (Commission              (I.R.S. Employer
 of Incorporation)               File Number)             Identification No.)


521 West 57th Street, New York, New York                             10019
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(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code         (212) 765-5500
                                                     --------------------------

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.  Departure  of  Directors or Certain Officers; Election of Directors;
Appointment of Certain  Officers;  Compensatory Arrangements of Certain Officers

     On January 29, 2008, the Compensation Committee of the Company's Board of Directors approved the Company's Long Term Incentive Plan ("LTIP") under the Company's 2000 Stock Award and Incentive Plan. Under the LTIP, each executive officer, including the Chief Executive Officer, will have an award target for each three-year performance cycle and an award target for each year during each such three-year performance cycle (with each period being considered a "segment"), based on the achievement of specific quantitative corporate performance goals. These goals are determined by the Compensation Committee during the first ninety days of the first year of each performance cycle. For the 2008-2010 cycle, the Compensation Committee determined that these goals will relate to improvements in earnings per share and total shareholder return ("TSR") relative to the S&P 500. For this purpose, TSR means the amount, expressed as a percentage, of market price appreciation or depreciation of a share of common stock plus dividends on a share of common stock, assuming dividend reinvestment at the dividend payment date, measured from January 1, 2008 through a specified year-end or cycle-end date. TSR will be calculated for the Company and for the S&P 500 so that the ranking of the Company as a percentile of the S&P 500 can be determined. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date will be determined based on the average closing price per share of each company's common stock over the period of 20 consecutive trading days preceding that date, as reported by a reputable reporting service.

     For the 2008-2010 three-year LTIP cycle each executive officer will have a range of potential awards, both above and below target, which are specified at the beginning of the cycle. Each executive's LTIP target will be a percentage of his or her annual base salary at April 1 of the first year of the 3 year LTIP cycle. As determined by the Compensation Committee, if any LTIP payouts are to be made for the 2008-2010 cycle and thereafter, subject to periodic review, 50% of the LTIP payout would be paid in cash and 50% would be paid in Company stock. As approved by the Compensation Committee at its January 29, 2008 meeting, for the 2008-2010 LTIP cycle, the number of shares of Company stock for the 50% portion that would be paid in stock is determined at the beginning of the cycle, based on $47.20 per share, the closing market price on January 2, 2008, the first stock trading day of the cycle.

     The Compensation Committee has determined that the 2008-2010 LTIP cycle will consist of four segments, with each year during the cycle being a separate segment and the entire three-year period being a fourth segment. Each segment during the cycle will be weighted 25% of the executive's target. When the award is first granted at the beginning of the LTIP cycle, 50% of the recipient's target dollar value of the award will be converted to a number of "notional" shares of the Company's common stock based on the closing market price on January 2, 2008. Depending on the extent to which the Company achieves the corporate performance goals for each segment, a portion of the executive's LTIP award may be credited on behalf of the executive, but any "credited" portion will not be paid until the completion of the full LTIP cycle. If a portion of the executive's LTIP award is credited for any segment during the LTIP cycle,
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that portion  would consist of both the 50% cash and the 50% shares based on the person's target cash amount and target number of shares for that segment and based on the Company's achievement of the corporate performance goals for that segment.

     Upon the completion of the LTIP cycle and all of its segments, the aggregate of all credited portions of an award may be payable to each executive, subject to the discretion of the Compensation Committee. At that time, the executive would be paid the credited cash and would be issued the aggregate number of shares of the Company's Common Stock equal to the credited number of "notional" shares. Each executive forfeits the right to receive any "credited" cash or shares if he or she separates from the employment by the Company (other than due to retirement) during the LTIP cycle.

     If the Company does not meet threshold performance for all four segments in the LTIP cycle, based on the corporate performance goals, no LTIP award will be paid for that cycle. The Compensation Committee may not increase LTIP awards to any executive officer beyond those actually earned based on the pre-established goals.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                INTERNATIONAL FLAVORS & FRAGRANCES INC.


Dated: February 1, 2008         By:  /s/ Dennis M. Meany
                                -----------------------------------------
                                Name:    Dennis M. Meany
                                Title:   Senior Vice President, General Counsel
                                         and Secretary